EXHIBIT 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements on Forms S-8 of our report dated December 20, 2018, relating to the consolidated financial statements of GTIS-HOV Holdings V LLC and subsidiaries as of October 31, 2018 and 2017 and for the years then ended, and for the period from April 29, 2016 (date of inception) through October 31, 2016, appearing in this Annual Report on Form 10-K of Hovnanian Enterprises, Inc. for the year ended October 31, 2018:

1.

Registration Statements Nos. 333-113758, 333-106756, and 333-92977 on Form S-8 pertaining to the Amended and Restated 2008 Hovnanian Enterprises, Inc. Stock Incentive Plan (which superseded and replaced the Amended and Restated 1999 Hovnanian Enterprises, Inc. Stock Incentive Plan), and Hovnanian Enterprises. Inc. Senior Executive Short-Term Incentive Plan, as amended and restated;

2.	Registration Statement No. 333-56972 on Form S-8 pertaining to the Hovnanian Enterprises, Inc.1983 Stock Option Plan as amended and restated;

3.	Registration Statement No. 333-56640 on Form S-8 pertaining to the Washington Homes Employee Stock Option Plan;

4.	Registration Statement No. 333-180668 on Form S-8 pertaining to the 2012 Hovnanian Enterprises, Inc. Stock Incentive Plan; and

5.	Registration Statement Nos. 333-194542 and 333-210218 on Form S-8 pertaining to the 2012 Hovnanian Enterprises, Inc. Amended and Restated Stock Incentive Plan.

/s/ Deloitte & Touche LLP

New York, New York

December 20, 2018